Exhibit 99.1

Rent the Runway, Inc. Announces Fourth Quarter and Full Year 2023 Results

Exceeded Revenue and Adjusted EBITDA Guidance for Q4 2023

Expect Revenue Growth in FY 2024 through Focus on Marketing, Product Innovation and Strong Customer Retention. Committed to Achieving Free Cash Flow Breakeven for FY 2024.

Q4 2023 Net Loss of $(24.8)M and Net Loss Margin of (32.7)%, vs. $(26.2)M and (34.7)% in Q4 2022

Adjusted EBITDA of $11.2M and Adjusted EBITDA Margin of 14.8% in Q4 2023, Up From $7.1M and 9.4% in Q4 2022

Healthy Inventory In-Stock Position Exiting FY 2023 has Driven Strong Customer Retention

Historical High Quarterly and Annual Sales in Resale Business Drove Strong Adjusted EBITDA Margins

New York (April 10, 2024) - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the world’s first and largest shared designer closet platform, today reported financial results for the fiscal quarter and fiscal year 2023 ended January 31, 2024.

"2023 was a year of significant improvements to the customer experience that we believe have set the foundation for a milestone fiscal year 2024." said Jennifer Hyman, Co-Founder and CEO, Rent the Runway. "We launched a premium personal concierge service to style our customers, made it easier for customers to discover inventory they love, and created a more aspirational product experience. As a result, NPS today is at the highest level in several years, customers have been buying more inventory from us, and customer retention has markedly improved YOY. We believe we are well positioned to re-ignite our marketing and customer acquisition engine to drive growth and FCF breakeven in fiscal 2024.”

"We believe fiscal year 2024 will be a transformative year for Rent the Runway.” said Sid Thacker, Chief Financial Officer, Rent the Runway. “Over the past several years, we have reduced fixed costs significantly and made considerable progress towards building a more capital-light model. We expect these actions to result in free cash flow breakeven for fiscal year 2024. Importantly, we believe that the cost and capital expenditure decisions that are important components of our free cash flow breakeven plan have already been made. We have conviction that Rent the Runway is poised to exit fiscal year 2024 as a sustainable, growing, and free cash flow breakeven business."

Fourth Quarter 2023 Key Metrics and Financial Highlights

•Revenue was $75.8 million, a 0.5% increase year-over-year from $75.4 million in the fourth quarter of fiscal year 2022.
•125,954 ending Active Subscribers, representing a change of (1)% year-over-year from 126,712 at the end of the fiscal year 2022.

•128,840 Average Active Subscribers representing a change of (1)% year-over-year from 130,476 at the end of the fourth quarter of fiscal year 2022.
•173,247 ending Total Subscribers, representing an increase of 1% year-over-year from 171,998 at the end of the fiscal year 2022.
•Gross Profit was $29.9 million, representing a decrease of (10.2)% from $33.3 million in the fourth quarter of fiscal year 2022. Gross Margin was 39.4%, as compared to 44.2% in the fourth quarter of fiscal year 2022.
•Net Loss was $(24.8) million, as compared to $(26.2) million in the fourth quarter of fiscal year 2022. Net Loss as a percentage of revenue was (32.7)%, as compared to (34.7)% in the fourth quarter of fiscal year 2022.
•Adjusted EBITDA was $11.2 million, as compared to $7.1 million in the fourth quarter of fiscal year 2022. Adjusted EBITDA margin was 14.8%, as compared to 9.4% in the fourth quarter of fiscal year 2022.

Fiscal Year 2023 Key Metrics and Financial Highlights

•Revenue was $298.2 million, a 0.6% increase year-over-year from $296.4 million in fiscal year 2022.
•135,211 Average Active Subscribers representing an increase of 5% year-over-year from 128,586 at the end of fiscal year 2022.
•Gross Profit was $119.7 million, roughly flat from $120.0 million in fiscal year 2022. Gross Margin was 40.1%, as compared to 40.5% in fiscal year 2022.
•Net Loss was $(113.2) million, as compared to $(138.7) million in fiscal year 2022. Net Loss as a percentage of revenue was (38.0)%, as compared to (46.8)% in fiscal year 2022.
•Adjusted EBITDA was $26.9 million, as compared to $6.7 million in fiscal year 2022. Adjusted EBITDA margin was 9.0%, as compared to 2.3% in fiscal year 2022.
•Net cash used in operating activities plus net cash used in investing activities was $(70.3) million for fiscal year 2023, as compared to $(92.0) million for fiscal year 2022.
•Net cash used in operating activities plus net cash used in investing activities as a percentage of revenue was (23.6)% for fiscal year 2023, as compared to (31.0)% for fiscal year 2022.
•As of January 31, 2024, cash and cash equivalents was $84.0 million.

Fiscal Fourth Quarter, Fiscal Year 2023 and Recent Business Highlights

•Increased inventory in-stock rates through our depth strategy, which significantly improved the customer experience, led to a 20 point increase in Subscription Net Promoter scores from Q2 '23 to Q4 '23 and increased customer loyalty by 10% in Q4 '23 versus Q4 '22.
•Transformed prospect experience with merchandising-heavy, use-case based hubs, showing the customer how RTR is a solution for her needs for work, events, travel and every day. New prospect experience has already driven increases in conversion.
•Achieved significant growth in our 'Try Before You Buy' resale business with record quarterly and annual resale revenue. We believe that our model is a competitive advantage for RTR as we are able to offer exceptional pricing to customers on inventory they already have at home and already love, in order to increase customer loyalty, fund inventory newness and generate strong margins.

•Grew Concierge Program to nearly 40% of early-term customers offering 1:1 styling advice to customers alongside help with their orders. The Concierge Program has driven higher loyalty and we believe is ready for continued scale.
•Hired Natalie McGrath as Chief Marketing Officer to re-engage our customer growth flywheel. Natalie joined RTR on March 4, 2024 from Afterpay where she led Marketing for North America and Europe. We have started the year reigniting brand love by celebrating women in our core customer demographic. We launched LinkedIn and "Real Runway" campaigns, which both share influential women’s stories. Our LinkedIn campaign called for nominations and self-nominations of women’s achievements in the workplace, and garnered ~630M total impressions.

Outlook

For fiscal year 2024, Rent the Runway expects:
•Revenue growth of between 1% to 6% versus fiscal year 2023
•Adjusted EBITDA Margin of 15% to 16%
•Free Cash Flow Breakeven on a full year basis

For the fiscal first quarter of 2024, Rent the Runway expects:
•Revenue of between $73 million and $75 million
•Adjusted EBITDA Margin of 7% to 8%

Please see our fourth quarter 2023 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.

Earnings Presentation, Conference Call and Webcast

The fourth quarter and fiscal year 2023 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its fourth quarter and fiscal year 2023 financial results and provide a business update today, April 10, 2024, at 4:30 pm ET.

The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).

A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13744900.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud, the world’s first and largest shared designer closet. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our future results of operations, financial position, revenue and free cash flow, subscriber growth, future product launches, business objectives, including our plans to reduce fixed costs, benefits of our inventory-focused strategy and other strategic initiatives, marketing plans, and expectations regarding subscriber trends, customer retention and satisfaction. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; our ability to cost-effectively grow our customer base; any failure to retain customers; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties for elements of the payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks related to the Company's debt, including the Company's ability to comply with covenants in the Company's credit facility; risks related to our compliance with Nasdaq's continued listing requirements and other Nasdaq rules; risks related to our Class A capital stock and ownership structure; and risks related to future pandemics or public health crises.

Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, as will be updated in our Annual Report on Form 10-K for the year ended January 31, 2024. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers.

Average Active Subscribers is defined as the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

Gross Profit is defined as total revenue less costs related to activities to fulfill customer orders and rental product acquisition costs, presented as fulfillment and rental product depreciation and revenue share, respectively, on the consolidated statement of operations. We depreciate owned apparel assets over three years and owned accessory assets over two years, net of 20% and 30% salvage values, respectively, and recognize the depreciation on a straight line basis and remaining cost of items when sold or retired on our consolidated statement of operations. Rental product depreciation expense is time-based and reflects all rental product items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin, to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance and free cash flow and free cash flow margin are useful in evaluating our performance and liquidity. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.

We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated rental product assets, certain non-recurring or one-time costs (see below footnotes to the reconciliation table), non-ordinary course legal expenses, restructuring charges, loss on asset impairment related to restructuring, income tax (benefit) expense, warrant liability revaluation gains / losses, debt extinguishment gains / losses, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of total revenue, net for a period.

We define free cash flow as net cash used in operating activities and net cash used in investing activities on a combined basis. Free cash flow margin is defined as free cash flow as a percentage of revenue.

The reconciliation of presented non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and free cash flow expectations for Q1 2024 and fiscal year 2024 (as applicable) to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense, and non-recurring expenses, which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Investor Contact
Investor Relations
investors@renttherunway.com

Media Contact
Press
press@renttherunway.com

Rent the Runway, Inc.
Consolidated Balance Sheets
(in millions)

	January 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$84.0	$154.5
Restricted cash, current	5.2	3.1
Prepaid expenses and other current assets	13.0	14.5
Total current assets	102.2	172.1
Restricted cash	4.8	6.0
Rental product, net	94.0	78.7
Fixed assets, net	35.7	44.7
Intangible assets, net	3.4	4.1
Operating lease right-of-use assets	33.9	26.7
Other assets	4.5	3.9
Total assets	$278.5	$336.2
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5.8	$12.4
Accrued expenses and other current liabilities	21.7	24.4
Deferred revenue	10.9	12.0
Customer credit liabilities	6.3	6.8
Operating lease liabilities	3.4	4.4
Total current liabilities	48.1	60.0
Long-term debt, net	306.7	272.5
Operating lease liabilities	45.3	38.3
Other liabilities	0.7	0.7
Total liabilities	400.8	371.5

Stockholders’ equity (deficit)
Class A common stock	—	—
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	930.8	904.6
Accumulated deficit	(1,053.1)	(939.9)
Total stockholders’ equity (deficit)	(122.3)	(35.3)
Total liabilities and stockholders’ equity (deficit)	$278.5	$336.2

Rent the Runway, Inc.
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2024	2023	2024	2023
Revenue:
Subscription and Reserve rental revenue	$65.4	$68.4	$264.9	$268.6
Other revenue	10.4	7.0	33.3	27.8
Total revenue, net	75.8	75.4	298.2	296.4
Costs and expenses:
Fulfillment	20.1	22.7	86.0	92.2
Technology	11.0	12.8	49.1	55.4
Marketing	6.6	7.7	31.2	35.1
General and administrative	24.8	24.9	101.6	109.0
Rental product depreciation and revenue share	25.8	19.4	92.5	84.2
Other depreciation and amortization	3.7	3.8	14.7	16.4
Restructuring charges	2.0	0.4	2.0	2.4
Loss on asset impairment related to restructuring	1.1	1.5	1.1	5.3
Total costs and expenses	95.1	93.2	378.2	400.0
Operating loss	(19.3)	(17.8)	(80.0)	(103.6)
Interest income / (expense), net	(5.4)	(8.6)	(33.7)	(36.8)
Other income / (expense), net	0.4	0.1	0.7	1.5
Net loss before income tax benefit / (expense)	(24.3)	(26.3)	(113.0)	(138.9)
Income tax benefit / (expense)	(0.5)	0.1	(0.2)	0.2
Net loss	$(24.8)	$(26.2)	$(113.2)	$(138.7)
Net loss per share attributable to common stockholders, basic and diluted	$(7.02)	$(8.07)	$(33.12)	$(43.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,530,973	3,248,278	3,418,382	3,212,746

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(113.2)	$(138.7)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	44.0	46.2
Write-off of rental product sold	13.1	6.7
Other depreciation and amortization	14.7	16.4
Loss from lease termination and write-off of fixed and intangible assets	0.3	0.6
Loss on asset impairment related to restructuring	1.0	4.9
Proceeds from rental product sold	(23.3)	(17.9)
(Gain) / loss from liquidation of rental product	(1.0)	(2.7)
Accrual of paid-in-kind interest	22.5	14.3
Amortization of debt discount	11.7	4.3
Share-based compensation expense	26.2	25.4
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1.1	(2.8)
Operating lease right-of-use assets	(7.2)	2.0
Other assets	(1.2)	0.9
Accounts payable, accrued expenses and other current liabilities	(8.4)	(3.9)
Deferred revenue and customer credit liabilities	(1.6)	1.5
Operating lease liabilities	6.0	(4.6)
Other liabilities	(0.4)	(0.3)
Net cash (used in) provided by operating activities	(15.7)	(47.7)
INVESTING ACTIVITIES
Purchases of rental product	(77.9)	(62.1)
Proceeds from liquidation of rental product	4.6	8.8
Proceeds from sale of rental product	23.3	17.9
Purchases of fixed and intangible assets	(4.6)	(8.9)
Net cash (used in) provided by investing activities	(54.6)	(44.3)
FINANCING ACTIVITIES
Proceeds from short-term financing agreements	1.6	—
Other financing payments	(0.9)	(4.0)
Net cash provided by (used in) financing activities	0.7	(4.0)
Net (decrease) increase in cash and cash equivalents and restricted cash	(69.6)	(96.0)
Cash and cash equivalents and restricted cash at beginning of period	163.6	259.6
Cash and cash equivalents and restricted cash at end of period	$94.0	$163.6

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2024	2023
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$84.0	$154.5
Restricted cash, current	5.2	3.1
Restricted cash, noncurrent	4.8	6.0
Total cash and cash equivalents and restricted cash	$94.0	$163.6

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Interest paid on loans	$9.6	$19.8
Interest paid on financing leases	0.2	0.1
Fixed operating lease payments, net	11.1	13.5
Fixed assets and intangibles received in the prior period	0.1	0.8
Rental product received in the prior period	5.4	6.5
Non-cash financing and investing activities:
Financing lease right-of-use asset amortization	$0.6	$0.5
ROU assets obtained in exchange for lease liabilities	—	1.2
Adjustments to ROU assets or lease liabilities due to modification or other reassessment events to operating and finance leases	10.3	(1.2)
Purchases of fixed assets and intangibles not yet settled	0.3	0.1
Purchases of rental product not yet settled	3.3	5.4
Reconciliation of loss on asset impairment:
Accrued expense related to the loss on asset impairment	$0.1	$0.4

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,		Years Ended January 31,
	2024	2023	2024	2023
	(in millions)
Net loss	$(24.8)	$(26.2)	$(113.2)	$(138.7)
Interest (income) / expense, net (1)	5.4	8.6	33.7	36.8
Rental product depreciation	16.7	11.9	57.1	52.9
Other depreciation and amortization (2)	3.7	3.8	14.7	16.4
Share-based compensation (3)	5.1	6.4	26.2	25.4
Write-off of liquidated assets (4)	0.8	0.9	3.4	5.8
Non-recurring adjustments (5)	1.1	—	1.7	1.3
Non-ordinary course legal fees (6)	0.1	0.1	0.3	0.1
Restructuring charges (7)	2.0	0.4	2.0	2.4
Loss on asset impairment related to restructuring (8)	1.1	1.5	1.1	5.3
Income tax (benefit) / expense	0.5	(0.1)	0.2	(0.2)
Other (income) / expense, net (9)	(0.4)	(0.1)	(0.7)	(1.5)
Other (gains) / losses (10)	(0.1)	(0.1)	0.4	0.7
Adjusted EBITDA	$11.2	$7.1	$26.9	$6.7
Adjusted EBITDA Margin (11)	14.8%	9.4%	9.0%	2.3%

(1)Includes debt discount amortization of $6.5 million in the three months ended January 31, 2024, $1.1 million in the three months ended January 31, 2023, $11.7 million in the year ended January 31, 2024 and $4.3 million in the year ended January 31, 2023.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three months ended January 31, 2024 includes $1.1 million of costs primarily related to debt refinancing and related fees and the option exchange. Non-recurring adjustments for the year ended January 31, 2024 includes $1.7 million of costs primarily related to debt refinancing and related fees and the option exchange and for the year ended January 31, 2023 includes $1.3 million of costs related to public company SOX readiness.
(6)Non-ordinary course legal fees for the year ended January 31, 2024 includes $0.3 million related to a class action lawsuit. Non-ordinary course legal fees for the three months ended and year ended January 31, 2023 includes $0.1 million of costs related to a class action lawsuit.
(7)Reflects restructuring charges primarily related to severance and related costs in connection with the January 2024 and September 2022 restructuring plans.
(8)Reflects the asset impairment charge related to the discontinuation of a software implementation project in connection with the January 2024 restructuring plan and two warehouse operations projects in connection with the September 2022 restructuring plan.
(9)Primarily includes $1.4 million of monetized tax credits for the year ended January 31, 2023.
(10)Includes gains / losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets (see “Note 5 - Leases – Lessee Accounting” in the Notes to the Consolidated Financial Statements).
(11)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most comparable GAAP financial measure, to Free Cash Flow and Free Cash Flow Margin for the periods presented:

	Years Ended January 31,
	2024	2023
	(in millions)
Net cash (used in) provided by operating activities	$(15.7)	$(47.7)
Purchases of rental product	(77.9)	(62.1)
Proceeds from liquidation of rental product	4.6	8.8
Proceeds from sale of rental product	23.3	17.9
Purchases of fixed and intangible assets	(4.6)	(8.9)
Free Cash Flow	$(70.3)	$(92.0)
Free Cash Flow Margin	(23.6)%	(31.0)%

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Free Cash Flow and Free Cash Flow Margin for the periods presented:

	Years Ended January 31,
	2024	2023
	(in millions)
Net loss	$(113.2)	$(138.7)
Interest (income) / expense, net	33.7	36.8
Rental product depreciation	57.1	52.9
Other depreciation and amortization	14.7	16.4
Share-based compensation	26.2	25.4
Write-off of liquidated assets	3.4	5.8
Non-recurring adjustments	1.7	1.3
Non-ordinary course legal fees	0.3	0.1
Restructuring charges	2.0	2.4
Loss on asset impairment related to restructuring	1.1	5.3
Income tax (benefit) / expense	0.2	(0.2)
Other (income) / expense, net	(0.7)	(1.5)
Other (gains) / losses	0.4	0.7
Adjusted EBITDA	$26.9	$6.7
Purchases of rental product	(77.9)	(62.1)
Purchases of fixed and intangible assets	(4.6)	(8.9)
Cash interest expense	(4.7)	(20.1)
Cash interest earned	5.2	1.9
Change in assets and liabilities	(11.7)	(7.2)
Non-recurring adjustments	(1.7)	(1.3)
Non-ordinary course legal fees	(0.3)	(0.1)
Restructuring charges	(2.0)	(2.4)
Other adjustments (1)	0.5	1.5
Free Cash Flow	$(70.3)	$(92.0)
Free Cash Flow Margin	(23.6)%	(31.0)%

(1) Other adjustments primarily includes cash tax adjustments and other cash gains (losses).